UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CNB Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

N/A

2)	Aggregate number of securities to which transaction applies:

N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

4)	Proposed maximum aggregate value of transaction:

N/A

5)	Total Fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

N/A

2)	Form, Schedule or Registration Statement No.:

N/A

3)	Filing Party:

N/A

4)	Date Filed:

N/A

December 30, 2008

Dear CNB Financial Corp. Shareholder:

This letter is to inform you of an opportunity for our company that requires us to conduct a special meeting of shareholders.

Voluntary Capital Purchase Program

CNB Financial Corp. (the “Company”) recently received preliminary approval to participate in the U.S. Department of Treasury’s (the “Treasury”) Voluntary Capital Purchase Program (the “Program”), which is a component of the Treasury Department’s Troubled Asset Relief Program. The Program, which targets “healthy institutions”, was established in response to current economic conditions and designed to encourage U.S. financial institutions to add capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

Under the Program, the Company would issue to the Treasury up to $7 million of preferred stock, and warrants to purchase $350,000 in additional preferred shares.

Please note that the Company’s participation in the Program is completely voluntary. The Company is well-capitalized. The Board of Directors has carefully reviewed the Program and has determined that additional capital, in the current and anticipated economic operating environment, is beneficial to the Company and its banking subsidiary, Commonwealth National Bank.

Special Meeting of Shareholders

The Board of Directors believes that it is in the best interests of the Company and its shareholders to conduct a Special Meeting of Shareholders for the purpose of considering and voting on the adoption of a proposed amendment to our Articles of Organization to authorize us to issue preferred stock, and thereby allow us to participate in the Program.

The Special Meeting of Shareholders will be held on February 5, 2009, for shareholders of record as of the close of business on December 10, 2008.

Please Participate by Voting

We are proud to be among the healthy institutions that the Treasury has invited to participate in this Program. We believe that our participation will be advantageous for the Company as it will provide us with a means to:

•	Access low-cost capital that will further improve our already strong capital levels;

•	Increase our lending capacity; and

•	Better position us to take advantage of opportunities to advance our strategic growth plans.

Enclosed with this letter are a Notice of Special Meeting, Proxy Statement and Proxy Card. We encourage you to read these materials because they contain important information about the Special Meeting. The proposed amendment will require the approval of two-thirds of the shares entitled to vote in order to be adopted. Your failure to vote will have the effect of a vote “Against” the proposal.

Sincerely,

Cary J. Corkin	Charles R. Valade
Chairman of the Board of Directors	Director, President and Chief Executive Officer

CNB FINANCIAL CORP.

33 Waldo Street

Worcester, Massachusetts 01608

(508) 752-4800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 5, 2009

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of CNB Financial Corp. (the “Company”) to be held on Thursday, February 5, 2009 at 5:00 p.m., local time, at the Company’s main office at 33 Waldo Street, Worcester, Massachusetts.

A proxy statement and proxy card for the special meeting accompany this notice. The special meeting is to consider and act upon:

1.	Amending the Company’s articles of organization to authorize the issuance of up to one million (1,000,000) shares of preferred stock;

2.	Granting to the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders; and

3.	Transacting such other business as may properly come before the special meeting or any adjournment or postponement thereof. (Note: The Board of Directors is not aware of any other business to come before the meeting.)

The Board of Directors recommends that you vote “FOR” the proposals set forth in the accompanying proxy statement.

Only the stockholders of record as of the close of business on December 10, 2008 may vote at the special meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please act promptly by voting by telephone or the Internet per the instructions contained on your proxy card or by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. As described more fully in the accompanying proxy statement, if you attend the meeting, you may vote your shares in person, even if you have previously submitted a written proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Christine Trifari
Secretary

Worcester, Massachusetts

December 30, 2008

PROXY STATEMENT

OF

CNB FINANCIAL CORP.

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of CNB Financial Corp. (the “Company”) for the special meeting of stockholders to be held on February 5, 2009 and for any adjournment or postponement of the meeting.

The Company is the parent company of Commonwealth National Bank. In this proxy statement, we may also refer to Commonwealth National Bank as the “Bank.”

We are holding the special meeting of stockholders at our main office at 33 Waldo Street, Worcester, Massachusetts at 5:00 p.m., local time, on February 5, 2009.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about December 30, 2008.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote the shares of Company common stock that you owned as of the close of business on December 10, 2008. As of the close of business on December 10, 2008, a total of 2,283,208 shares of Company common stock were outstanding. Each share of common stock is entitled to one vote.

Ownership of Shares; Attending the Meeting

You may own shares of the Company’s common stock in one or more of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting. Additionally, instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock by telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for telephone and Internet voting are set forth on the enclosed proxy card. The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern time, on February 4, 2009.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. In voting on the proposal to amend the Company’s articles of organization, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of two-thirds of the shares entitled to vote is required.

In voting on the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the special meeting is required.

Routine and Non-Routine Proposals. The rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker, bank or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker, bank or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when a broker, bank or other entity holding shares for an owner in street name is unable to vote on a particular proposal because the proposal is non-routine and has not received voting instructions from the beneficial owner. The proposal to amend the Company’s articles of organization is currently considered a non-routine matter. The proposal to grant management the authority to adjourn, postpone or continue the meeting is currently considered a routine matter.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

In counting votes on the proposal to amend the Company’s articles of organization, votes that are withheld and broker non-votes will have a negative effect on the outcome of the proposal.

In counting votes on the proposal to grant to the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders, we will not count abstentions and broker non-votes as votes cast on the proposal. Therefore, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Voting by Proxy, Telephone or the Internet

The Board of Directors of the Company is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by properly executed and dated proxy cards or through voting by telephone or the Internet will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends a vote:

•	“FOR” the approval of the amendment of the Company’s articles of organization to authorize the issuance of up to one million (1,000,000) shares of preferred stock; and

•	“FOR” the approval of the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. If the special meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the special meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Who Can Answer My Questions?

The Company has retained MacKenzie Partners, Inc. to act as proxy solicitor for the special meeting. They can assist in voting your shares or answering your questions. MacKenzie Partners can be reached toll-free at 1-800-322-2885 or 212-929-5500 (call collect) and via email at proxy@mackenziepartners.com.

PROPOSAL NO. 1:

APPROVAL OF AMENDMENT TO ARTICLES OF ORGANIZATION

TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

General

The Company’s Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s articles of organization that would authorize the issuance of up to one million (1,000,000) shares of preferred stock. Under the Company’s existing articles of organization, the Company does not have the authority to issue shares of preferred stock. If the stockholders approve this amendment to the Company’s articles of organization, the Company will be authorized to issue eleven million (11,000,000) shares of capital stock, consisting of ten million (10,000,000) shares of common stock, par value $1.00 per share, and one million (1,000,000) shares of preferred stock, par value $1.00 per share. The proposed amendment does not change the current number of authorized shares of common stock of the Company. The preferred stock to be authorized (the “Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Company’s Board of Directors from time to time. As such, the

Preferred Stock would be available for issuance without further action by the Company’s stockholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which the Company’s securities are then traded or quoted.

A copy of the proposed articles of amendment to the Company’s articles of organization is attached as Appendix A to this proxy statement. If the proposal is approved by the Company’s stockholders, the Board of Directors will have the authority to make any and all changes to the proposed amendment it deems necessary to give it effect and cause the Secretary of State of the Commonwealth of Massachusetts to accept it for filing.

The Board of Directors has unanimously approved the proposed amendment to the Company’s articles of organization and recommends that stockholders vote “FOR” the proposal to amend the Company’s articles of organization to authorize the issuance of up to one million (1,000,000) shares of preferred stock.

Reasons for the Proposed Amendment

The Company’s Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its stockholders for several reasons. The authorization of the Preferred Stock would permit the Company to participate in the federal government’s purchase of preferred stock in financial institutions under the capital purchase program (the “Capital Purchase Program”) announced by the U.S. Department of Treasury (the “Treasury”) on October 14, 2008 in connection with the recent enactment of the Emergency Economic Stabilization Act of 2008. As noted below, the Company believes that it will be eligible to participate in the Capital Purchase Program as either a “public” or a “private” company and expects to participate as a “private” company. Regardless, in either scenario, the Company’s articles of organization will need to be amended to authorize the issuance of the Preferred Stock. In addition, the authorization of the Preferred Stock would also permit the Company’s Board of Directors to issue such stock without further stockholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital raising transactions and for other corporate purposes.

Capital Purchase Program

General. On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the Treasury introduced the Capital Purchase Program to encourage U.S. financial institutions to add capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. On November 21, 2008, the Company received preliminary approval to participate in the Capital Purchase Program. The Company believes that the terms of the Capital Purchase Program are more favorable from a financial point of view than the terms that would be available to the Company through accessing the capital markets.

Under the terms of the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred shares of stock on standardized terms from qualifying financial institutions. The Company, as a qualifying financial institution, may issue an amount of senior preferred stock equal to not less than one percent, or approximately $2.4 million, of its risk-weighted assets, and not more than the lesser of (1) $25 billion and (2) three percent, or approximately $7.1 million, of its risk-weighted assets. The Company has received approval to sell to the Treasury $7.0 million of the Preferred Stock authorized for issuance by the amendment to the Company’s articles of organization, which represents approximately 29% of the Company’s tangible equity at September 30, 2008, after giving effect to the issuance of the Preferred Stock.

Terms of the Capital Purchase Program. Any Preferred Stock issued pursuant to the Capital Purchase Program would pay cumulative dividends at a rate of five percent (5%) per annum and would reset to a rate of nine percent (9%) at the end of the fifth year. The Preferred Stock could not be redeemed for a period of three years from the date of the Treasury’s investment, except under limited circumstances. After the third anniversary of the date of the investment, the Preferred Stock could be redeemed, in whole or in part, at any time and from time to time, at the option of the Company. Any redemption of the Preferred Stock would be at one hundred percent (100%) of its issue price, plus accrued and unpaid dividends for the then current dividend period, regardless of whether any dividends are actually declared for such dividend period.

As long as shares of the Preferred Stock issued in connection with the Capital Purchase Program are outstanding, the Company would not be able to declare or pay cash dividends on any shares of its common stock unless all dividends on the Preferred Stock had been paid in full. Further, unless the shares of Preferred Stock are redeemed or fully transferred to third parties, until the third anniversary of the investment of the Treasury, any increase in the Company’s dividends on its common stock would be prohibited without the prior approval of the Treasury. Furthermore, after the third anniversary of the investment date and before the tenth anniversary, the consent of the Treasury is required for any increase in the Company’s dividends on its common stock that exceeds three percent (3%) per year. The Treasury’s consent will also be required for any share repurchases until the tenth anniversary of the investment date, other than repurchases of the Preferred Stock issued in connection with the Capital Purchase Program and repurchases of common or junior preferred securities in connection with any benefit plan in the ordinary course of business consistent with past practice, unless before that time the Preferred Stock issued in connection with the Capital Purchase Program has been redeemed in whole or the Treasury has transferred the shares to third parties. After the tenth anniversary of the Treasury’s investment, the Company would not be able to pay any dividends on its common stock or repurchase any equity securities or trust preferred securities until all equity securities held by the Treasury have been redeemed or the Treasury has transferred the shares to third parties.

The Preferred Stock issued in connection with the Capital Purchase Program would generally be non-voting, except under certain limited circumstances. Except for these limited circumstances in which the Preferred Stock would have voting rights, the issuance of shares of Preferred Stock pursuant to the Capital Purchase Program will not dilute the relative voting power of the current holders of the Company’s common stock. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Treasury will have the right to elect two directors to the Company’s Board. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

The Preferred Stock will not be subject to restrictions on transferability. The Company will not have to file a registration statement covering the Preferred Stock to be issued in connection with the Capital Purchase Program unless the Department of Treasury specifically requests the filing of such a registration statement. If the Department of Treasury makes such a request and the Company is required to file a registration statement, the Company will also have to grant “piggyback” registration rights for the Preferred Stock. The registration statement would also register shares of the Company’s common stock that would be issuable upon the exercise of the warrants to purchase shares of common stock described in the “Alternative Requirements for “Public” Companies” section below, as well as depository shares (representing fractional shares of the Preferred Stock) if they are issued.

As part of the Capital Purchase Program, “private” companies are required to provide the Treasury with a warrant to purchase additional shares of Preferred Stock equal to 5% of the Treasury’s preferred investment. The exercise price for the warrants would be $1.00 per share and the Treasury has expressed its intent to exercise such warrants immediately. The preferred shares issued upon the exercise of these warrants (the “Warrant Preferred Stock”) would be identical to the Preferred Stock except that the Warrant Preferred Stock would earn dividends at a rate of nine percent (9%) from inception and may not be redeemed until all of the shares of Preferred Stock have been redeemed.

If the Company participates in the Capital Purchase Program, the Company must also adopt the Treasury’s standards for executive compensation and corporate governance for the period which the Treasury holds equity issued under the Capital Purchase Program, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) a required “clawback” of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) a prohibition on the financial institution from making any golden parachute payment to a senior executive; and (4) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. The Company is currently evaluating whether it would be required to amend or modify any existing employee benefit plans or contracts to comply with the limits on executive compensation and corporate governance established by the Treasury, and, if it participates in the Capital Purchase Program, the Company will make any such amendments or modifications to its existing benefit plans or contracts required by the executive compensation and corporate governance limitations required by the Treasury of participants in the Capital Purchase Program.

Furthermore, under the “private” company term sheet, for so long as the Treasury holds any equity securities of the Company, neither the Company nor the Bank would be permitted to enter into any transactions with related persons unless such transactions are on terms no less favorable to the Company or the Bank than could be obtained from an unaffiliated third party and have been approved by the Audit Committee or a comparable body of the Company’s or Bank’s Board of Directors.

Alternative Requirements for “Public” Companies. The terms of the Capital Purchase Program summarized above apply to companies that are considered to be “private” under the Capital Purchase Program. Based on guidance recently released by the Treasury, the Company may also be considered to be a “public” company under the Capital Purchase Program. As described below, certain of the terms of the Capital Purchase Program are different for “public” companies. The Company has informed Treasury that it intends to participate in the Capital Purchase Program as a “private” company.

The terms of the Capital Purchase Program for “public” companies are substantially similar to the terms offered to “private” companies. The differences in the “public” company terms relate to (1) dividends and stock repurchases, (2) warrants and (3) “related party transactions.” If the Company elects or is required to participate in the Capital Purchase Program as a “public” company, it would be subject to these alternative requirements.

The restrictions on dividends and stock repurchases are not as extensive for “public” companies as compared to “private” companies. Unlike the case for private companies, approval from the Treasury for any increase in the Company’s dividend on its common stock or share repurchases would not be required beyond the third anniversary of the Treasury’s investment.

In addition, instead of a warrant to purchase additional shares of Preferred Stock, “public” companies are required to provide the Treasury with warrants to purchase shares of the Company’s common stock with an aggregate market price equal to fifteen percent (15%) of the Preferred Stock issued in connection with the Capital Purchase Program. The warrants would have a term of ten years and would be immediately exercisable, in whole or part. The exercise price for the warrants will be calculated on a 20-trading day trailing average ending on the date the Company receives preliminary approval from the Treasury. As of December 10, 2008, the record date for the special meeting of stockholders, the 20-

trading day average price of the Company’s common stock was $3.59. Assuming the Company issued the maximum number of shares of Preferred Stock it was eligible to issue under the Capital Purchase Program, and assuming a warrant exercise price of $3.59, the maximum number of shares of the Company’s common stock issuable pursuant to these warrants would represent approximately 12.8% of the Company’s outstanding shares of common stock as of December 10, 2008, the record date for the special meeting. Additionally, whereas the issuance of shares of Preferred Stock pursuant to the Capital Purchase Program will not dilute the relative voting power of the current holders of the Company’s common stock under the “private” company term sheet, except for the limited circumstances in which the Preferred Stock would have voting rights, the issuance of shares of Preferred Stock pursuant to the public company term sheet would dilute the relative voting power of the current holders of the Company’s common stock to the extent that additional shares of the Company’s common stock were issued upon the exercise of the warrants described above.

Furthermore, the “public” company term sheet does not contain additional restrictions on related party transactions as described under the terms for “private” companies.

Pro Forma Financial Information. The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2007 and at and for the nine month period ended September 30, 2008: (1) assumes that the Company will participate in the Capital Purchase Program on the same terms as those offered to “private” companies; and (2) shows the effects of a minimum of $2.4 million and a maximum of $7.0 million of Preferred Stock that would be issued to the Treasury in connection with the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “minimum” or “maximum” scenario based on the timing and utilization of the proceeds as well as certain other factors, and any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock to be issued to the Treasury. Accordingly, the Company can provide no assurance that the “minimum” or “maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Company has included the following unaudited pro forma consolidated financial data solely to provide stockholders with information that may be useful to consider and evaluate the proposal to amend the Company’s articles of organization.

		Pro Forma (1)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and cash equivalents	$9,188,000	$9,188,000	$9,188,000
Securities and other interest earning assets (2)	48,104,000	50,504,000	55,104,000
Loans, net	234,453,000	234,453,000	234,453,000
Other assets	5,893,000	5,893,000	5,893,000

Total assets	$297,638,000	$300,038,000	$304,638,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits	$200,126,000	$200,126,000	$200,126,000
Borrowed Funds	77,413,000	77,413,000	77,413,000
Other liabilities	1,656,000	1,656,000	1,656,000

Total liabilities	279,195,000	279,195,000	279,195,000

Stockholders’ equity
Preferred stock (3)	—	2,400,000	7,000,000
Warrant preferred stock (4)	—	120,000	350,000
Discount on preferred (4)(5)(6)	—	(136,000)	(395,000)
Premium on warrant preferred (4)(5)(6)	—	16,000	45,000
Common stock-par value $1.00	2,283,000	2,283,000	2,283,000
Additional paid-in capital	20,405,000	20,405,000	20,405,000
Accumulated deficit	(4,290,000)	(4,290,000)	(4,290,000)
Accumulated other comprehensive income, net of taxes	45,000	45,000	45,000

Total stockholders’ equity	18,443,000	20,843,000	25,443,000

Total liabilities and stockholders’ equity	$297,638,000	$300,038,000	$304,638,000

Common shares outstanding	2,283,000	2,283,000	2,283,000

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a market rate of 6%, which was available on September 30, 2008. On a long-term basis, the Company intends to use the proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.
(3)	The pro forma financial information reflects the issuance of a minimum of $2,400,000 and a maximum of $7,000,000 aggregate liquidation value of the Company’s Preferred Stock in connection with the Capital Purchase Program.
(4)	Assumes warrants for preferred stock equal to 5% of the U.S. Treasury’s investment are issued and immediately exercised.
(5)	The amounts presented in Preferred Stock and Warrant Preferred Stock reflect the allocation of the proceeds based on the relative fair value of each (applying a discount rate of 14% and assuming redemption of the Preferred Stock and Warrant Preferred Stock after five years), resulting in a discount on the Preferred Stock and a premium on the Warrant Preferred Stock.
(6)	The discount on the preferred stock and the premium on the warrant preferred is amortized over a five-year period via the effective yield method.

		Pro Forma (1)
	Historical	Nine months ended September 30, 2008
	Nine months ended September 30, 2008	Minimum	Maximum
Income Statement Data:
Total interest and dividend income (2)	$13,463,000	$13,571,000	$13,778,000
Total interest expense (2)	6,086,000	6,086,000	6,086,000

Net interest income	7,377,000	7,485,000	7,692,000
Provision for loan losses	559,000	559,000	559,000

Net interest income after provision for loan losses	6,818,000	6,926,000	7,133,000
Total other income (loss)	(2,472,000)	(2,472,000)	(2,472,000)
Total operating expense	6,588,000	6,588,000	6,588,000

(Loss) Income before taxes	(2,242,000)	(2,134,000)	(1,927,000)
Provision for income taxes	294,000	332,000	404,000

Net Loss (3)	$(2,536,000)	(2,466,000)	(2,331,000)

Dividends on Preferred Stock		90,000	263,000
Accretion of Discount on Preferred Stock		18,000	52,000

Effective Dividend on Preferred Stock (4)		108,000	315,000

Dividends on Warrant Preferred		8,000	24,000
Amortization of Premium on Warrant Preferred		(2,000)	(6,000)

Effective Dividend on Warrant Preferred (4)		6,000	18,000

Net income available to common stockholders		$(2,580,000)	$(2,664,000)

Selected Financial Ratios:
Earnings per share:
Basic	$(1.11)	$(1.13)	$(1.17)
Diluted	$(1.11)	$(1.13)	$(1.17)
Average basic shares outstanding	2,283,000	2,283,000	2,283,000
Average diluted shares outstanding	2,283,000	2,283,000	2,283,000
Return on average equity – annualized	(16.15)%	(16.43)%	(16.96)%

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a market rate of 6%, which was available on September 30, 2008; incremental income is taxed at a 35% effective rate. On a long-term basis, the Company intends to use the proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.
(3)	The loss for the nine month period was due to a $3.0 million non-cash pre-tax impairment charge on the preferred equity of Fannie Mae and Freddie Mac incurred by the Company in the third quarter. For more discussion on the Company’s results of operations for the nine months ended September 30, 2008, see the Company’s Quarterly Report on Form 10-Q as filed on November 13, 2008.
(4)	The effective dividend on Preferred Stock includes accretion of the discount over an assumed life of five years using the effective yield method and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred includes amortization of the premium over an assumed life of five years using the effective yield method and dividends on Warrant Preferred at 9%.

		Pro Forma (1)
	Historical	Twelve months ended December 31, 2007
Income Statement Data:	Twelve months ended December 31, 2007	Minimum	Maximum
Total interest and dividend income (2)	$18,913,000	$19,057,000	$19,333,000
Total interest expense (2)	10,542,000	10,542,000	10,542,000

Net interest income	8,371,000	8,515,000	8,791,000
Provision for loan losses	80,000	80,000	80,000

Net interest income after provision for loan losses	8,291,000	8,435,000	8,711,000
Total other income	463,000	463,000	463,000
Total operating expense	8,178,000	8,178,000	8,178,000

Income before income taxes	576,000	720,000	996,000
Provision for income taxes	179,000	229,000	326,000

Net income	$397,000	491,000	670,000

Dividends on Preferred Stock		120,000	350,000
Accretion of Discount on Preferred Stock		24,000	70,000

Effective Dividend on Preferred Stock (3)		144,000	420,000

Dividends on Warrant Preferred		11,000	32,000
Amortization of Premium on Warrant Preferred		(3,000)	(8,000)

Effective Dividend on Warrant Preferred (3)		8,000	24,000

Net income available to common stockholders		$339,000	$226,000

Selected Financial Ratios:
Earnings per share:
Basic	$0.17	$0.15	$0.10
Diluted	$0.17	$0.15	$0.10
Average basic shares outstanding	2,283,000	2,283,000	2,283,000
Average diluted shares outstanding	2,284,000	2,284,000	2,284,000
Return on average equity – annualized	2.63%	2.25%	1.50%

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a market rate of 6%, which was available on September 30, 2008; incremental income is taxed at a 35% effective rate. On a long-term basis, the Company intends to use the proceeds to fund loan growth of the types the Company has originated historically. The Company may also use the proceeds for strategic acquisitions of branches or institutions, although it has no current plans or agreements to do so.
(3)	The effective dividend on Preferred Stock includes accretion of the discount over an assumed life of five years using the effective yield method and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred includes amortization of the premium over an assumed life of five years using the effective yield method and dividends on Warrant Preferred at 9%.

		Pro Forma (1)		Pro Forma (1)
	As Reported	Minimum	Maximum	Minimum	Maximum
	9/30/08	9/30/08	9/30/08	12/31/07	12/31/07
Company Capital Ratios:
Total Risk Based Capital	11.74%	12.96%	14.83%	14.59%	16.29%
Leverage	8.21%	9.19%	10.72%	10.34%	11.73%
Tier 1	10.50%	11.73%	13.63%	13.29%	15.02%

		Pro Forma (1)		Pro Forma (1)
	As Reported	Minimum	Maximum	Minimum	Maximum
	9/30/08	9/30/08	9/30/08	12/31/07	12/31/07
Bank Capital Ratios:
Total Risk Based Capital	11.37%	11.97%	13.09%	13.13%	14.30%
Leverage	7.91%	8.41%	9.35%	9.20%	10.17%
Tier 1	10.13%	10.74%	11.89%	11.83%	13.02%

(1)	The pro forma financial information assumes that 71% of the net proceeds will be invested in the Bank.

If the Company elects or is required to participate in the Capital Purchase Program under the terms made available to “public” companies, the Company would realize annual reduced expenses of $11,000 and $32,000 in the “minimum” and “maximum” scenarios, respectively, as a result of the 9% dividend paid on the Warrant Preferred Stock under the terms made available to “private” companies.

Flexibility to Raise Capital, Structure Acquisitions and Otherwise Meet Corporate Needs

The Preferred Stock would also enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities, including raising capital or engaging in acquisitions, without incurring the delay and expense associated with calling a special meeting of stockholders to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce potential future cost because it will not have seek stockholder approval for any such transaction. Although the Company presently contemplates no particular transaction involving the issuance of the Preferred Stock other than its possible participation in the Capital Purchase Program, the Company’s Board of Directors and management believes it is in the best interests of the Company to be prepared to issue the Preferred Stock without the necessity of another stockholders’ meeting should the Preferred Stock be deemed a beneficial component of any future capital raising initiative.

Possible Adverse Effects of the Proposal

Although the Company currently has no arrangements, commitments or plans with respect to the issuance of any of the shares of Preferred Stock other than in connection with the Company’s potential participation in the Capital Purchase Program, future issuances of the Preferred Stock by the Board of Directors could have certain adverse effects upon the holders of the Company’s common stock. For instance, the issuance of shares of the Preferred Stock with greater voting rights generally or with respect to particular matters would adversely affect the voting power of holders of the Company’s common stock. In addition, while the shares of Preferred Stock that may be issued in the Capital Purchase Program are not convertible into shares of common stock, a series of Preferred Stock that is convertible into or redeemable for shares of the Company’s common stock may be issued by the Board of Directors in the future. The issuance of common stock upon the conversion of such Preferred Stock would increase the number of shares of common stock of the Company outstanding, thereby diluting the percentage ownership of existing stockholders. Likewise, any issuance of common stock of the Company upon the exercise of the warrants to be issued as part of the Capital Purchase Program, if at all, should the

Company elect or be required to participate in the Capital Purchase Program under the terms made available for “public” companies would dilute the percentage ownership of existing holders of common stock accordingly. The issuance of common stock upon a conversion may also dilute book value per share and/or earnings per share. The holders of common stock will not have pre-emptive rights with respect to the Preferred Stock or common stock issued upon the conversion of shares of Preferred Stock. Finally, shares of Preferred Stock generally are preferred to common stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of common stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of the Preferred Stock.

Possible Anti-Takeover Effects of the Proposal

The authorization of the Preferred Stock could operate to provide anti-takeover protection for the Company. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe is in the best interests of the Company or its stockholders, the Board of Directors will have the ability to readily issue shares of the Preferred Stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult or expensive to complete.

The authorization to issue Preferred Stock could also benefit present management. A potential acquirer may be discouraged from attempting a takeover because the Board of Directors possesses the authority to issue the Preferred Stock. As a result, members of management may be able to retain their positions more easily. The Board of Directors, however, does not intend to issue any Preferred Stock except on terms that the Board of Directors deems to be in the best interests of the Company and its stockholders.

This proposal is not in response to any attempt to acquire control of the Company. Further, this proposal is not an effort by management of the Company to make it more difficult to replace incumbent members of management and is not part of a plan by the Company to adopt a series of anti-takeover measures.

The Board of Directors recommends that stockholders vote “FOR” the approval of the proposal to amend the Company’s articles of organization to authorize the issuance of up to one million (1,000,000) shares of preferred stock.

PROPOSAL NO. 2:

APPROVAL OF ADJOURNMENT, POSTPONEMENT OR

CONTINUATION OF THE SPECIAL MEETING

If the Company does not have enough votes to approve the proposed amendment to the Company’s articles of organization, the Company’s management may move to adjourn, postpone or continue the special meeting to enable the Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Company’s articles of organization. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning, postponing or continuing the special meeting of stockholders and any later adjournments. If the Company’s stockholders approve this proposal, the Company could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit proxies in favor of the proposal to amend the Company’s articles of organization, including the solicitation of proxies from the stockholders that have previously voted against the proposal to amend the articles of organization. Among other things, approval of this proposal could mean that, even if the proxies representing a sufficient number of votes against the proposal to amend the articles of organization have been received, the Company could adjourn, postpone or continue the special meeting without a vote on the proposal to amend the articles of organization and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the articles of organization.

The Company’s Board of Directors believes that if the Company does not have sufficient votes in favor of the proposal to amend the articles of organization, it is in the best interests of the Company and its stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment to the Company’s articles of organization.

The Board of Directors recommends that stockholders vote “FOR” the approval of the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

STOCK OWNERSHIP

The following table provides information as of December 1, 2008 about the persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock (1)
Herbert I. Corkin 445 Grand Bay Drive, Apt. No. 1106 Key Biscayne, FL 33149	148,055	6.48%

Ronald M. Ansin 132 Littleton Road Harvard, MA 01451	145,810	6.39

The following table provides information as of December 1, 2008 about the shares of Company common stock that may be considered beneficially owned by each director of the Company, by each executive officer of the Company and by all directors and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (excluding options and warrants)		Number of Shares That May be Acquired Within 60 Days By Exercising Options and Warrants	Percent of Common Stock (1)
Directors
Paula A. Aiello	175		—	*
Gerald D. Cohen	20,617	(2)	5,000	1.12%
Cary J. Corkin	8,125	(3)	—	*
Lawrence J. Glick	13,000	(4)	5,000	*
Stephen J. Granger	46,779	(5)	5,000	2.26
George L. Kaplan	104,000	(6)	—	4.55
John P. Lauring	20,000	(7)	10,000	1.31
Harris L. MacNeill	21,962	(8)	7,500	1.29
Ralph D. Marois	19,875	(9)	2,500	*
Henry T. Michie	21,000	(10)	10,000	1.35
Claire A. O’Connor	15,405	(11)	—	*
Bryan T. Rich	55,065	(12)	10,000	2.84
J. Robert Seder	6,081		5,000	*
Charles R. Valade	20,950	(13)	40,571	2.65
Thomas J. Wickstrom	5,000		—	*
Named Executive Officers Who Are Not Also Directors
William M. Mahoney	2,850	(14)	16,213	*
Christine Trifari	3,750		16,213	*
All directors and executive officers as a group (18 persons)	384,634		146,360	23.16

*	Represents less than 1% of the Company common stock outstanding.
(1)	Based upon 2,283,208 shares of Company common stock outstanding, plus, for each individual or group, the number of shares of Company stock that each individual or group may acquire through the exercise of options or warrants within 60 days.
(2)	Includes 5,565 shares owned by Mr. Cohen’s spouse. Also includes 2,362 shares owned by the pension plan of a corporation of which Mr. Cohen owns more than 10% and 2,125 shares owned by a trust of which his spouse serves as a trustee. Mr. Cohen disclaims beneficial ownership in the shares beneficially owned by the trust.
(3)	Includes 625 shares owned by Mr. Corkin’s spouse.
(4)	Includes 2,000 shares jointly owned with his spouse, 3,000 shares held by Mr. Glick’s spouse, 1,250 shares held by Mr. Glick’s spouse’s IRA and 500 shares owned by a private corporation of which Mr. Glick owns more than 10%. Mr. Glick disclaims beneficial ownership of the shares beneficially owned by the corporation.
(5)	Includes 6,093 shares owned by his spouse as custodian and 4,375 shares owned by Mr. Granger’s spouse’s IRA. Also includes 10,000 shares held by his spouse and mother-in-law as tenants in common. Mr. Granger disclaims beneficial ownership of the shares beneficially owned by his spouse and mother-in-law.
(6)	Includes 102,500 shares owned by a private corporation of which Mr. Kaplan owns more than 10%. Mr. Kaplan disclaims beneficial ownership of the shares owned by the corporation.
(7)	Includes 10,000 shares owned by a private corporation of which Mr. Lauring owns more than 10%.
(8)	Includes 5,200 shares owned by Mr. MacNeill’s spouse. Mr. MacNeill disclaims beneficial ownership in the shares beneficially owned by his spouse.
(9)	Includes 3,000 shares held by Mr. Marois as custodian for two minor children. Mr. Marois disclaims beneficial ownership in the shares he holds as custodian.

(footnotes continued on following page)

(10)	Includes 2,500 shares owned by Mr. Michie’s spouse and 2,500 shares held by his spouse as custodian for their daughter. Mr. Michie disclaims beneficial ownership in the shares beneficially owned by his spouse and in those held by his spouse as custodian for their daughter.
(11)	Shares jointly owned with spouse.
(12)	Includes 40,015 shares jointly owned with his spouse and 3,650 shares held in his spouse’s IRA.
(13)	Includes 5,250 shares held jointly with Mr. Valade’s spouse and100 shares held by his spouse as custodian for their child. Mr. Valade disclaims beneficial ownership in the shares beneficially held by his spouse as custodian for their minor child.
(14)	Includes an aggregate of 500 shares held by his spouse and two of his children as tenants in common.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

The Company must have received proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 11, 2008. If next year’s annual meeting is held on a date more than 30 calendar days from May 15, 2009, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposal will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING

The Company’s Board of Directors knows of no matters other than those referred to in the accompanying notice of special meeting of stockholders that may properly come before the special meeting. However, if any other matter should be properly presented for consideration at the special meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s and stockholders’ best interests.

FINANCIAL AND OTHER INFORMATION

The following financial statements and other portions of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 20, 2008 (the “Form 10-KSB”), and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Securities and Exchange Commission on November 13, 2008 (the “Form 10-Q”), are incorporated by reference herein:

•	Financial statements and supplementary financial information of the Company appearing in Part II, Item 7 of the Form 10-KSB and in Part I, Item 1 of the Form 10-Q;

•

Management’s discussion and analysis or plan of operation appearing in Part II, Item 6 of the Form 10-KSB and management’s discussion and analysis of financial condition and results of operation appearing in Part I, Item 2 of the Form 10-Q;

•	Quantitative and qualitative disclosures about market risk appearing in Part I, Item 3 of the Form 10-Q; and

•	Changes in and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 8 of the Form 10-KSB.

All documents filed with the Securities and Exchange Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and before the date of the special meeting of stockholders are also incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Upon request, the Company will provide, without charge to any stockholder entitled to vote at the special meeting, a copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission. Such request should be made to the Corporate Secretary of the Company at 33 Waldo Street, P.O. Box 830, Worcester, Massachusetts 01613-0830.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, whether the Company’s application to participate in the Capital Purchase Program is accepted, the final terms of the Capital Purchase Program as they apply to the Company, the Company’s use of the proceeds it receives from the Capital Purchase Program, if any, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the Treasury and the Federal Reserve Board, the quality and composition of the Bank’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

COSTS OF SOLICITATION

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by mail, MacKenzie Partners, Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the special meeting. The Company will pay a fee of $5,000 for the services. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to the beneficial owners of the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies from stockholders personally or by telephone. None of these persons will receive additional compensation for these services.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please act promptly by either voting by telephone or the Internet by following the instructions on the enclosed proxy card or by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Appendix A

ARTICLES OF AMENDMENT

OF

ARTICLES OF ORGANIZATION

OF

CNB FINANCIAL CORP.

(Pursuant to MA General Laws, Chapter 180, Section 7)

CNB Financial Corp., a corporation organized and existing under and by virtue of the General Laws of the Commonwealth of Massachusetts, does hereby certify:

First: That resolutions of the Board of Directors of said corporation were duly adopted setting forth the proposed amendment of the Articles of Organization of said corporation, declaring such amendment to be advisable. The resolutions setting forth the proposed amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the following amendment, which shall replace Article III of the Company’s Articles of Organization in its entirety, is hereby approved and declared advisable by the Board of Directors:

The total number of shares and par value of each class of shares that the Corporation is authorized to issue is as follows:

Without Par Value		With Par Value
Type	Number of Shares	Type	Number of Shares	Par Value
		Common	10,000,000	$1.00

		Preferred	1,000,000	$1.00

; and

BE IT FURTHER RESOLVED, that the following amendment, which shall replace Article IV of the Company’s Articles of Organization in its entirety, is hereby approved and declared advisable by the Board of Directors:

Section 4.1 Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock with or without series, and, by filing a certificate pursuant to the applicable law of The Commonwealth of Massachusetts (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series. If at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than the total number of authorized shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Certificate of Designation. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of one or more of the following:

(a)	The number of shares constituting that series, which number may be increased or decreased (but not below the number of shares of such series than outstanding) from time to time by the Board of Directors, and distinctive designation of that series;

(b)	Whether any dividend shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether shares of that series shall have voting rights in addition to the voting rights provided by law and if so, the terms of such voting rights;

(d)	Whether shares of that series shall be convertible into shares of common stock or another security and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)	Whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(f)	Whether, in the event of purchase or redemption of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Certificate of Designation;

(g)	The rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or entity, or the merger of any other corporation or entity into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of shares of that series to payment in any such event;

(h)	The price of other consideration for which the shares of such series shall be issued;

(i)	Whether shares of that series shall carry any preemptive right in or preemptive right to subscribe to any additional shares of Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares of securities; and

(j)	Any other designations, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares of that series.

Except as specifically provided in these Articles, the holders of Preferred Stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of Preferred Stock authorized by and complying with the conditions of these Articles, and subject to the authority of the Board of Directors or any authorized committee hereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.

Second: That, thereafter, pursuant to resolutions adopted by the corporation’s Board of Directors, the stockholders of said corporation approved the amendment at a duly called special meeting of stockholders.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Chapter 180, Section 7 of the General Laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, said CNB Financial Corp. has caused these Articles of Amendment to be signed this          day of                     , 2009.

CNB FINANCIAL CORP.

By:
Charles R. Valade
President and Chief Executive Officer

REVOCABLE PROXY

CNB FINANCIAL CORP.

SPECIAL MEETING OF STOCKHOLDERS

Thursday, February 5, 2009

5:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Valade and Lawrence J. Glick, and each of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the special meeting of stockholders, to be held on February 5, 2009 at 5:00 p.m., local time at 33 Waldo Street, Worcester, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The proposal to amend the Company’s articles of organization to authorize the issuance of up to one million (1,000,000) shares of preferred stock; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	The proposal to grant to the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

This proxy is revocable and will be voted as directed, but if no instructions are specified, this will be voted “FOR” the proposals listed. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

PROXY VOTING INSTRUCTIONS

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON – You may vote your shares in person by attending the Special Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.